Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2021 Financial Results

●	All-time record high total revenue of $30.5 million, up 29% year-over-year
●	All-time record high shipments of Bluetooth, Wi-Fi and cellular IoT devices indicative of Company’s continued momentum and leadership in wireless connectivity

Rockville, MD, August 9, 2021 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the second quarter ended June 30, 2021.

Total revenue for the second quarter of 2021 was an all-time record high $30.5 million, a 29% increase compared to $23.6 million reported for the second quarter of 2020. Second quarter 2021 licensing, non-recurring engineering (NRE) and related revenue was $15.5 million, an increase of 15% when compared to $13.5 million reported for the same quarter a year ago. Royalty revenue for the second quarter of 2021 was $14.9 million, an increase of 48% when compared to $10.1 million reported for the second quarter of 2020. Royalty revenue included a payment of $3.3 million upon the resolution of a disagreement on royalties for past shipments.

Seventeen license agreements were concluded during the quarter, out of which six were with first time customers. Customers’ target applications and devices include True Wireless Stereo (TWS) earbuds, 5G smartphones, surveillance equipment, Wi-Fi 6 and 5G for telecom, enterprise and industrial markets, and a range of applications for IoT, consumer and medical. Geographically, nine of the deals signed were in China, two were elsewhere in the Asia-Pacific Region, five were in the U.S, and one was in Europe.

Gideon Wertheizer, CEO of CEVA, stated: “Our performance in the second quarter was exceptional, both in terms of financial metrics, with all-time high revenue, and in terms of market traction, where our IP portfolio continues to attract customers who rely on us to streamline and expedite their IoT and 5G strategies. With the acquisition of Intrinsix in the quarter, we are expanding our market reach to the large aerospace & defense space and enriching our business model, offering key customers optimized solutions that take advantage of our differentiated IP and competencies in RF, mixed-signal and security IP solutions. Our royalty mix continues to show strength in the base station and IoT category, with 5G base station radio access networks (RAN) returning to growth in the quarter and record shipments of Bluetooth, Wi-Fi and cellular IoT devices.”

GAAP net income for the second quarter of 2021 was $0.3 million, as compared to a net loss of $1.1 million reported for the same period in 2020. GAAP diluted earnings per share for the second quarter of 2021 was $0.01, as compared to a GAAP diluted loss per share of ($0.05) for the same period in 2020.

Non-GAAP net income and diluted earnings per share for the second quarter of 2021 increased to $5.1 million and $0.22, respectively, from $2.9 million and $0.12 reported for the second quarter of 2020. Non-GAAP net income and diluted earnings per share for the second quarter of 2021 excluded: (a) equity-based compensation expense, net of taxes, of $2.9 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.9 million associated with the acquisitions of the Intrinsix and Hillcrest Labs businesses, investments in NB-IoT and Immervision technologies, and (c) $1.0 million of costs associated with the Intrinsix acquisition. Non-GAAP net income and diluted earnings per share for the second quarter of 2020 excluded: (a) equity-based compensation expenses, net of taxes, of $3.3 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our outstanding second quarter financial performance generated top-line growth year-over-year of 29%, and non-GAAP EPS growth of 83%. Licensing, NRE and related revenue included NRE revenues for the first time, as we completed the acquisition of Intrinsix prior to the end of the quarter. Our blended corporate tax rate was back to its forecasted levels as our revenue deal mix was more balanced. At the end of June 2021, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $137 million, with no debt.”

CEVA Conference Call

On August 9, 2021, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/42097. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10158545) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 16, 2021. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements regarding the impact of the Intrinsix acquisition on the Company’s market reach and business model and demand for the Company’s products. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in the base station and IoT markets, and maintaining our market position in existing markets; our ability to diversify the company's royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, including supply chain issues as a result of COVID-19 and other factors, the possibility that markets for CEVA's technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; our ability to successfully integrate Intrinsix into our business; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies for a smarter, safer, connected world. We offer Digital Signal Processors, AI processors, cryptography cores, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are offered in conjunction with our Intrinsix chip design capabilities for complete IP solutions. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, PC, consumer, automotive, robotics, industrial, aerospace & defense, medical and IoT. Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB) and NB-IoT are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing, NRE and related revenues	$15,535	$13,530	$29,932	$28,025
Royalties	14,922	10,076	25,927	19,196

Total revenues	30,457	23,606	55,859	47,221

Cost of revenues	3,693	3,005	6,074	5,756

Gross profit	26,764	20,601	49,785	41,465

Operating expenses:
Research and development, net	17,457	14,979	35,050	30,092
Sales and marketing	2,893	2,893	6,195	6,061
General and administrative	4,159	3,663	7,039	7,327
Amortization of intangible assets	667	575	1,243	1,157

Total operating expenses	25,176	22,110	49,527	44,637

Operating income (loss)	1,588	(1,509)	258	(3,172)
Financial income, net	356	838	392	1,669

Income (loss) before taxes on income	1,944	(671)	650	(1,503)
Taxes on income	1,629	419	3,965	772

Net income (loss)	$315	$(1,090)	$(3,315)	$(2,275)

Basic and diluted net income (loss) per share	$0.01	$(0.05)	$(0.15)	$(0.10)
Weighted-average shares used to compute net income (loss) per share (in thousands):
Basic	22,823	22,017	22,685	22,006
Diluted	23,140	22,017	22,685	22,006

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020		2021	2020
	Unaudited	Unaudited		Unaudited	Unaudited
GAAP net income (loss)	$315	$	(1,090)	$(3,315)	$(2,275)
Equity-based compensation expense included in cost of revenues	119		156	262	314
Equity-based compensation expense included in research and development expenses	1,743		1,722	3,428	3,345
Equity-based compensation expense included in sales and marketing expenses	367		512	785	963
Equity-based compensation expense included in general and administrative expenses	677		1,027	1,629	1,902
Income tax benefit related to equity-based compensation expenses	—		(135)	—	(184)
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	851		684	1,537	1,377
Costs associated with the Intrinsix acquisition	1,005		—	1,005	—
Non-GAAP net income	$5,077		$2,876	$5,331	$5,442

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	23,140		22,017	22,685	22,006
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	343		1,015	739	973
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,483		23,032	23,424	22,979

GAAP diluted net income (loss) per share	$0.01	$	(0.05)	$ (0.15)	$ (0.10)
Equity-based compensation expense, net of taxes	$0.13		$0.14	$0.27	$0.28
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.04		$0.03	$0.07	$0.06
Costs associated with the Intrinsix acquisition	$0.04		—	$0.04	—
Non-GAAP diluted earnings per share	$0.22		$0.12	$0.23	$0.24

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2021	2020 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$26,706	$21,143
Marketable securities and short-term bank deposits	100,394	108,987
Trade receivables, net	10,484	14,765
Unbilled receivables	16,213	16,459
Prepaid expenses and other current assets	7,451	6,205
Total current assets	161,248	167,559
Long-term assets:
Bank deposits	10,167	29,529
Severance pay fund	10,210	10,535
Deferred tax assets, net	13,220	10,826
Property and equipment, net	7,421	7,586
Operating lease right-of-use assets	8,211	9,052
Goodwill	75,979	51,070
Intangible assets, net	14,753	10,836
Other long-term assets	9,416	9,959
Total assets	$310,625	$306,952

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$2,077	$894
Deferred revenues	4,382	2,434
Accrued expenses and other payables	19,759	21,883
Operating lease liabilities	3,063	2,969
Total current liabilities	29,281	28,180

Long-term liabilities:
Accrued severance pay	10,606	11,226
Operating lease liabilities	4,718	5,772
Other accrued liabilities	1,004	885
Total liabilities	45,609	46,063

Stockholders’ equity:
Common stock	23	22
Additional paid in-capital	230,083	233,172
Treasury stock	(17,210)	(30,133)
Accumulated other comprehensive income	239	478
Retained earnings	51,881	57,350
Total stockholders’ equity	265,016	260,889
Total liabilities and stockholders’ equity	$310,625	$306,952

(*) Derived from audited financial statements